Exhibit 99

January 30, 2012

Phoenix, Arizona

Knight Transportation Reports Fourth Quarter and Annual 2012 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the fourth quarter and full year ended December 31, 2012.

Key financial highlights for the fourth quarter and year were as follows:

	Three Months Ended December 31, (dollars in thousands, except per share data)			Twelve Months Ended December 31, (dollars in thousands, except per share data)
	2012	2011	% Change	2012	2011	% Change
Total revenue	$242,303	$224,100	8.1%	$936,036	$866,199	8.1%
GAAP operating income	$28,564	$29,235	-2.3%	$108,267	$100,021	8.2%
Adjusted operating income(1)	NA	NA	NA	$112,248	$100,021	12.2%
GAAP net income	$17,698	$17,469	1.3%	$64,117	$60,248	6.4%
Adjusted net income(1)	NA	NA	NA	$68,011	$60,248	12.9%
GAAP earning per diluted share	$0.22	$0.22	1.0%	$0.80	$0.74	8.9%
Adjusted earnings per diluted share(1)	NA	NA	NA	$0.85	$0.74	15.5%

(1) See GAAP to Non-GAAP reconciliation schedule

The company previously announced a quarterly cash dividend of $0.06 per share and a special cash dividend of $0.50 to shareholders of record on December 7, 2012, both of which were paid on December 28, 2012.

During the fourth quarter of 2012 we were successful in growing revenue in all parts of our business.  Consolidated revenue grew 8.1% for the fourth quarter when compared to the fourth quarter of 2011.    The environment in both 2012 and 2011 were similar in terms of growth.  The economic environment continued in the lukewarm fashion we have become accustomed to.  Thanks to the hard work and dedication of our employees, we were able to produce what we believe to be truckload industry leading revenue growth of 8.1% for the year, which led to 12.2% adjusted operating income growth and 15.5% adjusted earnings per diluted share growth.

The following chart reflects the year-over-year operating ratio comparison and revenue growth for our asset based businesses and our non-asset based businesses for the fourth quarter and full year of 2012 and 2011.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	Operating ratios(2)		Revenue growth	Operating ratios(2)		Revenue growth
	2012	2011		2012	2011
Asset based	83.8%	82.7%	5.7%	83.6%	84.6%	6.6%
Non-asset based	94.1%	91.7%	30.0%	94.7%	93.7%	22.2%

Consolidated	85.4%	83.8%	8.1%	85.1%	85.7%	8.1%

(2) Operating ratio is defined as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge.

We continue to provide our customers with the truckload services their supply chains rely on.  Our investment in providing multiple solutions that are executed with a high level of efficiency and effectiveness has led to, and will continue to lead to, additional revenue opportunities.

The DOE national average diesel fuel price increased 3.8% when compared to the fourth quarter last year.  We continue our work towards cost effective, industry leading fuel economy while at the same time meaningfully contributing to environmental improvements.

The driver market remains challenging, yet we are succeeding in attracting and retaining high performing driving associates.  We continue to benefit by leveraging our model and the advantages it provides us with our driving associates.  As a result, our driver turnover has trended favorably and is well below what we understand to be the industry average.

In July of 2012, Congress passed a bill which included a requirement that the Federal Motor Carrier Safety Administration (FMCSA) issue a rule mandating that all motor carriers engaged in interstate commerce must use electronic on-board recorders (EOBRs) to monitor compliance with hours-of-service regulations.  All trucking companies will be required to adopt EOBRs by no later than July 2015.  Our entire tractor fleet has been fully equipped with EOBRs for over two years.  We believe this mandate will allow the carriers that have already adopted EOBRs to be more competitive in recruiting and retaining driving associates.

Our average tractor count for the quarter increased 5.4%.  We invested $34.9 million of net capital expenditures in the fourth quarter, as our tractor fleet remains one of the most modern fleets in the industry with an average age of 1.9 years.  Included in the fourth quarter net capital expenditures is a real estate investment in a property in Phoenix, Arizona that will serve as our headquarters.  Our gain on sale decreased from $2.5 million in the fourth quarter of 2011 to $2.0 million in the fourth quarter of 2012, as the used equipment market was less robust.

We have returned $155.2 million to our shareholders in the form of quarterly dividends and stock repurchases over the twenty-four-month period ending December 31, 2012.  We ended the quarter with $5.7 million of cash, $80.0 million of borrowing under our unsecured revolving credit agreement, and $490.2 million of shareholders' equity.

The company will hold a conference call on January 30, 2013, at 4:30 PM EST, to further discuss its results of operations for the quarter ended December 31, 2012. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “Fourth Quarter 2012 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited, in thousands, except per share amounts)

	2012	2011	2012	2011
REVENUE:
Revenue, before fuel surcharge	$195,164	$181,001	$752,151	$697,286
Fuel surcharge	47,139	43,099	183,885	168,913
TOTAL REVENUE	242,303	224,100	936,036	866,199

OPERATING EXPENSES:
Salaries, wages and benefits	60,046	56,467	238,266	218,686
Fuel expense - gross	56,781	56,968	230,178	226,471
Operations and maintenance	16,954	13,401	61,875	53,714
Insurance and claims	8,429	7,044	32,138	30,072
Operating taxes and licenses	4,180	3,973	16,184	15,212
Communications	1,299	1,437	5,172	5,534
Depreciation and amortization	21,925	19,891	85,056	75,832
Purchased transportation	41,008	33,600	148,022	129,143
Miscellaneous operating expenses	3,117	2,084	10,878	11,514
	213,739	194,865	827,769	766,178
Income From Operations	28,564	29,235	108,267	100,021

Interest income	100	131	417	1,068
Interest expense	(100)	(131)	(457)	(180)
Other income	1,120	271	1,550	279
Income before income taxes	29,684	29,506	109,777	101,188
INCOME TAXES	11,620	11,800	45,014	40,480
Net Income	18,064	17,706	64,763	60,708
Net income attributable to noncontrolling interest	(366)	(237)	(646)	(460)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$17,698	$17,469	$64,117	$60,248
Net Income Per Share
- Basic	$0.22	$0.22	$0.80	$0.74
- Diluted	$0.22	$0.22	$0.80	$0.74
Weighted Average Shares Outstanding
- Basic	79,746	79,378	79,673	81,439
- Diluted	79,987	79,706	80,000	81,872

BALANCE SHEET DATA:
	12/31/12	12/31/11
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$5,684	$9,584
Accounts receivable, net	102,553	101,319
Notes receivable, net	791	1,034
Related party notes and interest receivable	2,814	2,868
Prepaid expenses	17,035	10,131
Assets held for sale	18,362	19,416
Other current assets	12,449	9,605
Income tax receivable	-	3,821
Current deferred tax asset	3,409	2,319
Total Current Assets	163,097	160,097

Property and equipment, net	584,064	547,033
Notes receivable, long-term	3,692	3,987
Goodwill	10,276	10,295
Other assets and restricted cash	21,383	16,171
Total Long-term Assets	619,415	577,486

Total Assets	$782,512	$737,583

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$11,281	$14,322
Accrued payroll and purchased transportation	10,489	9,096
Accrued liabilities	16,020	13,645
Claims accrual - current portion	15,892	12,875
Dividend payable - current portion	141	77
Total Current Liabilities	53,823	50,015

Claims accrual - long-term portion	10,340	8,693
Long-term dividend payable & other liabilities	2,638	1,457
Deferred income taxes	144,871	145,668
Long-term debt	80,000	55,000
Total Long-term Liabilities	237,849	210,818

Total Liabilities	291,672	260,833

Common stock	798	794
Additional paid-in capital	142,837	132,723
Accumulated other comprehensive income/(loss)	(302)	(448)
Retained earnings	346,899	343,290
Total Knight Transportation Shareholders' Equity	490,232	476,359
Noncontrolling interest	608	391
Total Shareholders' Equity	490,840	476,750
Total Liabilities and Shareholders' Equity	$782,512	$737,583

OPERATING STATISTICS:	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011		2012	2011
	(Unaudited)			(Unaudited)

			%			%
			Change			Change
Average Revenue Per Tractor*	$39,653	$39,974	-0.8%	$158,978	$157,076	1.2%

Non-paid Empty Mile Percent	11.0%	10.8%	1.9%	10.6%	10.6%	0.0%

Average Length of Haul	480	468	2.6%	482	483	-0.2%

Operating Ratio**	85.4%	83.8%		85.1%	85.7%

Average Tractors - Total	4,178	3,963		4,096	3,908

Trailers - End of Quarter	9,564	8,986		9,564	8,986

Net Capital Expenditures (in thousands)	$34,942	$40,327		$120,844	$138,308

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$44,142	$38,341		$150,820	$136,318

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge.  Operating ratio reported for the twelve months ending December 31, 2012 is based upon total operating expenses, excluding the first quarter 2012 one time non-cash stock compensation charge of $4 million related to the accelerated vesting of certain stock options issued prior to 2009, and net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** No adjustment was made to the twelve-month period ended December 31, 2012 adjusted cash flow from operations of $150,820 as there was no change in short-term trading investments. Adjusted cash flow from operations of $136,318 for the prior year twelve-month period ended December 31, 2011 does not include $24,379 decrease in short-term trading investments. This reconciling item is needed to tie back to cash flow from operations.

In the press release, we provided adjusted cash flow from operations excluding changes in short-term investments.  The exclusion of the change in short-term investments is not in accordance with generally accepted accounting principles in the United States ("GAAP").  This non-GAAP financial measure is intended to supplement, but not substitute for, the most directly comparable GAAP measure.  We believe that the non-GAAP financial measure provides meaningful information to assist investors and analysts in understanding our financial results because it excludes an item that may not be indicative or is unrelated to our core operating results.  However, because non-GAAP financial measures are not standardized, investors are strongly encouraged to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.  A reconciliation to the most closely-related GAAP measure is provided in the preceding paragraph.

The following is a reconciliation of 2012 YTD GAAP Income to Non-GAAP Income:

Reconciliation:	(GAAP) YTD 12-31-12	* Option Acceleration Expense Recorded in Q1	(Non-GAAP) Adjusted YTD 12-31-12
Total Revenue	936,036		936,036
Total Operating Expense	827,769	(3,981)	823,788
	108,267		112,248

Other Income	1,510		1,510
Income before income taxes	109,777		113,758
Income taxes	45,014	87	45,101
Net Income	64,763		68,657
Net income attributable to noncontrolling interest	(646)		(646)
Net income attributable to Knight Transportation	$64,117		$68,011
Net Income Per Share
- Basic	$0.80		$0.85
- Diluted	$0.80		$0.85
Weighted Average Shares Outstanding
- Basic	79,673		79,673
- Diluted	80,000		80,000

* The first quarter of 2012 included a $4.0 million pretax non-cash stock compensation charge ($3.9 million after tax) relating to the accelerated vesting of certain stock options that had been issued prior to 2009.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: David A. Jackson, President or Adam Miller, CFO 602-269-2000

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